Exhibit 99.1

Contacts:

Larry G. Stambaugh	Aline Schimmel (Investors)
Chief Executive Officer	Burns McClellan
Anthony E. Altig	(212) 213-0006
Chief Financial Officer	Sean Collins (Media)
(858) 453-4040	Valerie Bent (Media)
CCG Investor Relations
(818) 789-0100

MAXIM PHARMACEUTICALS ANNOUNCES

2004 SECOND QUARTER FINANCIAL RESULTS

SAN DIEGO, Calif., May 4, 2004 — Maxim Pharmaceuticals, Inc. (Nasdaq NM: MAXM, SSE: MAXM) today announced results for the quarter ended March 31, 2004, the second quarter of its fiscal year.  The net loss applicable to common stock for the quarter totaled $8.9 million, or $0.32 per share, compared to a loss applicable to common stock of $11.0 million, or $0.47 per share, for the prior-year quarter.

The net loss applicable to common stock for the six months ended March 31, 2004, totaled $18.8 million or $0.67 per share, compared to a net loss applicable to common stock of $20.3 million or $0.87 per share for the same period in the prior year.  The decrease in the net loss for the period resulted primarily from increased collaboration and research revenue associated with the Company’s license agreement with Myriad Genetics.  In December 2003, Maxim announced the exclusive license to Myriad of one of the Company’s apoptosis (also known as programmed cell death) inducing compounds for the possible treatment of cancer.

The Company had cash, cash equivalents and investments totaling $73.6 million at March 31, 2004.  Maxim used net cash of $9.1 million in its operations during the quarter ended March 31, 2004.

“We are very pleased with our progress during the quarter,” said Larry G. Stambaugh, Maxim’s Chief Executive Officer.  “During this period we announced the initiation of our treatment protocol, allowing us to bring Ceplene™ to patients suffering from advanced malignant melanoma, while we continue our ongoing Phase 3 trial in this life-threatening disease.”

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life.

Maxim’s lead drug candidate Ceplene (subcutaneously delivered histamine dihydrochloride) is designed to prevent or inhibit oxidative stress, thereby reversing immune suppression and protecting critical immune cells. In November 2003, Maxim filed an application for market authorization in Europe for approval to market Ceplene for the treatment of advanced malignant melanoma. Ceplene is currently being tested in Phase 3 cancer clinical trials for advanced malignant melanoma with liver metastasis and acute myeloid leukemia. Phase 2 trials of Ceplene are also underway for the treatment of hepatitis C and advanced renal cell carcinoma.  Maxim is also developing an oral formulation of histamine for potential use in the treatment of liver diseases.

In addition to Ceplene and oral-formulation histamine, Maxim is developing small-molecule inhibitors and activators of programmed cell death, also known as apoptosis, which may serve as drug candidates for cancer, cardiovascular disease and other degenerative diseases. Ceplene, the oral histamine formulation and the apoptosis inducers are investigational drugs and have not been approved by the U.S. Food and Drug Administration (FDA) or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation and the apoptosis inducers, and the conduct, results and timelines associated with the Company’s clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale clinical trials, the risk that the Company will not obtain approval to market its products and the risk that necessary financing may not be available. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of the Company.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2004	2003	2004	2003

Collaboration and research revenue	$1,273	$651	$2,692	$1,041

Operating expenses:
Research and development	8,363	9,974	17,694	18,229
Business development and marketing	647	346	1,290	718
General and administrative	1,589	1,940	3,355	3,847
Total operating expenses	10,599	12,260	22,339	22,794
Loss from operations	(9,326)	(11,609)	(19,647)	(21,753)

Other income (expense):
Investment income	407	667	877	1,492
Interest expense	(20)	(34)	(43)	(67)
Other income (expense)	—	(5)	3	17
Total other income	387	628	837	1,442

Net loss applicable to common stock	$(8,939)	$(10,981)	$(18,810)	$(20,311)

Basic and diluted net loss per share of common stock	$(0.32)	$(0.47)	$(0.67)	$(0.87)

Weighted average shares outstanding	28,034,279	23,328,501	28,010,377	23,320,973

SELECTED BALANCE SHEET INFORMATION (Unaudited)

	March 31, 2004	September 30, 2003

ASSETS
Cash, cash equivalents and investments	$73,637	$94,829
Total assets	86,356	107,347
Long-term liabilities	407	828
Stockholders’ equity	76,683	95,237

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